CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Definitive Proxy Statement on Form DEF 14A of our report dated May 29, 2020, relating to the financial statements and financial highlights of USA Mutuals comprising USA Mutuals Vitium Global Fund and USA Mutuals Navigator Fund for the year ended March 31, 2020, and to the references to our firm under the headings “Other Service Providers,” and “Financial Highlights” in the Proxy Statement.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
November 4, 2020

C O H E N & C O M P A N Y , L T D .
800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board